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                                                                      Exhibit 99


Contact:                                               Geof Wendt
                                                       Host Marriott Corporation
                                                       (301) 380-5694


HOST MARRIOTT CORPORATION AND MARRIOTT INTERNATIONAL REACH UNDERSTANDING TO RESOLVE LITIGATION INVOLVING SIX HOTEL PARTNERSHIPS

BETHESDA, MD; February 24, 2000 - Host Marriott Corporation (NYSE:HMT) and Marriott International, Inc. (NYSE:MAR) today announced that they have reached a non-binding understanding to resolve pending litigation involving certain limited partnerships formed in the mid-to late 1980's. The understanding, which is still subject to numerous conditions, including definitive documentation, court approval and various consents, was reached with lead counsel to the plaintiffs in litigation pending in Texas.

     There are two principal features of the proposed settlement. First, Host Marriott and Marriott International expect, through a joint venture to be formed between their affiliates, to acquire for approximately $372 million, the equity interests of the limited partners in two partnerships, Courtyard by Marriott I and Courtyard by Marriott II. These partnerships own 120 Courtyard hotels. The settlement, including the acquisition and full releases of all claims, would be financed with approximately $185 million of mezzanine debt loaned to the joint venture by Marriott International, and equity contributed in equal shares by an affiliate of Host
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Marriott and Marriott International. Marriott International will continue to manage these 120 hotels under long-term agreements.

     Second, Marriott International and Host Marriott or its affiliates will each pay approximately $31 million to the limited partners in four other limited partnerships (Marriott Residence Inn Limited Partnership, Marriott Residence Inn II Limited Partnership, Fairfield Inn by Marriott Limited Partnership and Desert Springs Marriott Limited Partnership) in exchange for settlement of the litigation and full releases of claims.

     "We are pleased with the progress that we have made towards resolving these long-standing disputes," said Chris Nassetta, executive vice president and chief operating officer of Host Marriott. "The proposed settlement would involve a cash outlay that is consistent with our earlier expectations and budgeting," added Mr. Nassetta.

     Host Marriott anticipates that the proposed settlement would result in a one-time, pre-tax charge of $40-$50 million to 1999 earnings. Because this write-off is non-recurring, it will not impact reported 1999 Funds From Operations.

     Host Marriott is a lodging real estate investment trust which currently owns or holds controlling interests in 122 upper upscale and luxury hotel properties primarily operated under the Marriott, Ritz-Carlton, Hyatt, Four Seasons and Swissotel brand names. For further information on Host Marriott Corporation, please visit the company's website at www.hostmarriott.com.
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     This press release includes various references to FFO and EBITDA.  The company considers EBITDA and FFO to be indicative measures of its operating performance due to the significance of its long-lived assets and because such data is considered useful by the investment community to better understand the company's results, and can be used to measure its ability to service debt, fund capital expenditures and expand its business. However, such information should not be considered as an alternative to net income,
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operating profit, cash from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense (for EBITDA purposes only) and income taxes have been, and will be, incurred which are not reflected in the EBITDA and FFO presentations. Although FFO and EBITDA are considered standard benchmarks utilized by the investment community, the company's FFO and EBITDA may not be comparable to similarly titled measures reported by other companies.

     Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. Future transactions, results, performance and achievements will be affected by general economic, business and financing conditions, competition and governmental actions.

     The cautionary statements set forth in reports filed with the Securities and Exchange Commission contain important factors with respect to such forward-looking statements, including: (i) national and local economic and business conditions that will, among other things, affect demand for hotels and other properties and the availability and terms of financing; (ii) the ability to maintain the properties in a first-class manner (including meeting capital expenditure requirements); (iii) the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;
(iv) the ability to acquire or develop additional properties and risk that potential acquisitions or developments may not perform in accordance with expectations; (v) changes in travel patterns, taxes and government regulations;
(vi) governmental approvals, actions and initiatives; (vii) the effects of tax legislative action; and (viii) the ability of the company to satisfy complex rules in order
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to qualify for taxation as a REIT for federal income tax purposes and to operate effectively within the limitations imposed by these rules. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that any deviations will not be material. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

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